CBD Energy Limited
ABN 88 010 966 793
Registered Office
Suite 2 - Level 2
53 Cross Street Double Bay
Sydney NSW 2028
Ph +61 2 9363 9920
Fax +61 2 9363 9955
investor@cbdenergy.com.au
www.cbdenergy.com.au

1 March 2013

ASX & MEDIA RELEASE

CBD RETURNS TO PROFIT

Diversified renewable energy company, CBD Energy Limited, has returned to profit for the half year to December 2012.

	31 December 2012 $'000	31 December 2011 (restated)* $'000	Amount of change up/(down) $'000	% change up/(down)
Revenues	**55,424**	37,587	17,837	47.5%
EBITDA	**9,326**	(10,337)	19,663	190.2%
Net profit/(loss) after tax	**5,653**	(8,588)	14,241	165.8%

Key contributors to improved performance were sales of solar projects in Italy and the United States, reaching equity close on the Taralga Wind Farm with partner, Banco Santander, and a return to profitability by wholly owned subsidiaries, Parmac and Captech.

CBD's Australian solar business, focused principally on retail customers, has been restructured, with significant cost cutting, and is now structured for growth. Further announcements on CBD's solar business will be made in the coming weeks.

According to CBD Executive Chairman, Mr Gerry McGowan, the turnaround was particularly pleasing in a tough market and had come about from a tremendous team effort.

"Our operations now span Asia, Europe, the US and Australia and winning projects in all these markets has not only returned the company to profitability but established a significant pipeline of forward work. Additionally all subsidiaries are performing to plan." Mr McGowan said.

Regarding outlook, CBD said liquidity remained a key focus and among measures to improve this were an intended share purchase plan in advance of listing on NASDAQ, which was expected to be achieved in coming months. This would allow all shareholders to benefit from what CBD considers to be an undervalued share price and provide the company the necessary funding to carry on the good performance achieved in the first half.

CBD said completion of accounts and documents for lodging with the SEC in the US, a precursor to NASDAQ listing, was imminent.

FOR FURTHER INFORMATION:
Mr Gerry McGowan
Executive Chairman, CBD Energy Limited

Media inquiries:
Ian Westbrook, +61 407 958 137

ABOUT CBD ENERGY (ASX:CBD) http://www.cbdenergy.com.au

CBD is Australia's emerging leader in renewable energy, enabling the efficient use of renewable energy for utilities, businesses and households through operations in wind, solar, energy storage and engineering. It has become one of the largest non-utility suppliers and installers of solar energy generation equipment for both large- and domestic-scale operation in Australia. Utilising its globally-competitive supply chain, CBD is also currently developing and profitably installing solar projects in Europe, the United States and Southeast Asia, both directly and through joint ventures.